                                                                  Exhibit 3(i).3

                            Certificate of Amendment

                                       of

                Amended and Restated Certificate of Incorporation

                                       of

                                BNS HOLDING, INC.

                Under Section 242 of the General Corporation Law

      It is hereby certified that:

      1.    The   name  of  the   corporation   is  BNS   Holding,   Inc.   (the
"Corporation").

      2.    The Amended and  Restated  Certificate  of  Incorporation  is hereby amended by adding the following immediately after article FOURTH C:

            "FOURTH D: After the effective  time of the filing of this amendment to the Corporation's Amended and Restated Articles of Incorporation,
            the Corporation shall have the right to buy shares of Class A Common
            Stock proposed to be transferred by any shareholder if such transfer would  cause the number of  holders  of record of the  Corporation's
            Class A Common  Stock to equal or  exceed  250 (the  "Right of First
            Refusal").  For purposes of the Right of First Refusal, a "transfer"
            would include conveyance of Class A Common Stock,  whether voluntary or  involuntary,  including  but  not  limited  to any  sale,  gift, assignment,  bequest, or devise. The price to be paid for the shares pursuant  to the  Right of First  Refusal  would be equal to (i) the mean  between the bid and asked  prices (as  published  in the "pink sheets")  averaged  over the 20 trading  days on which the shares of
            Common Stock were actually quoted immediately  preceding the date of exercise  of the  option  or (ii) if the  Common  Stock  is not then quoted  in  the  "pink  sheets,"  or if  such  determination  cannot otherwise  be  made,  the  fair  market  value  of  such  shares  as determined in good faith by our Board of Directors.  Any shareholder proposing to transfer shares of Class A Common Stock must notify the
            Corporation  prior to such  proposed  transfer.  At such time as the
            Corporation  becomes aware of a proposed  transfer that would cause, or has caused,  the number of holders of record of the Corporation's
            Class A Common Stock to equal or exceed 250, the  Corporation  shall have 30 days to  exercise  its right to buy back such  shares of its
            Class A Common Stock."

      3.    This  amendment  shall be  effective  as of 9:02 A.M.  of August 13,
2007.

      4.    The amendment of the certificate of  incorporation  herein certified has been duly adopted in  accordance  with the  provisions of Section 242 of the
General Corporation Law of the State of Delaware.

      IN WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment  of the  Amended  and  Restated  Certificate  of  Incorporation  to be
executed on this 10th day of August, 2007.

                                    BNS HOLDING, INC.

                                    /s/ Kenneth Kermes
                                    --------------------------------------------
                                    Name: Kenneth Kermes
                                    Title: President